Exhibit 10.4

September 25, 2012

Frank Bell

252 Royal Tern Road

Ponte Vedra Beach, FL 32082

Dear Frank:

I am pleased to offer you employment by Globalstar, Inc. (the “Company”) as President of Global Sales and Marketing. You agree to faithfully and in conformity with the directions of the Chief Executive Officer (“CEO”), or his designee, perform such duties as are assigned to you by the CEO using your best efforts and attention on a full-time basis to the performance of said duties.

You will receive a salary of $4,807.69 per week (payable in bi-weekly installments or otherwise according to the Company’s standard practices from time to time) with proper deductions made for all required state and federal withholdings. In addition, commencing on October 1, 2012, you will also be eligible for a cash bonus of 50% of your base salary (prorated for the first and any partial final calendar year of employment), subject to the Company achieving certain goals related to its gross revenue and gross margin, plus an additional cash bonus of 50% of your base salary (also prorated for the first and any partial final calendar year of employment), subject to the Company achieving certain higher gross revenue and gross margin goals, both bonus conditions to be set forth in a separate document delivered to you by or on behalf of the Company’s Board of Directors. In addition, beginning January 1, 2013, you will have full participation in the senior managers’ cash bonus plan (sometimes referred to as the “25% profit sharing plan”) or a similar plan for the year 2013. Any bonuses paid hereunder shall be subject to all required state and federal withholdings. You acknowledge that as a confirmation and condition of your employment with the Company you will sign the attached Confidentiality and Non-Competition Agreement (“Confidentiality Agreement”) concurrently with your acceptance of this letter agreement and will be bound by both documents. The Confidentiality Agreement is incorporated herein by reference in its entirety and your agreement to the terms thereof constitute a material inducement and condition to the Company offering you employment upon the terms contained in this letter.

Your work efforts while employed by the Company will be on a full-time basis and will require you to work in Covington, Louisiana or any other location(s) deemed by the CEO necessary for performance of your duties for the Company. While you pursue relocation to Covington, you will commute to the Covington metropolitan area. For up to the first six (6) months of your employment, you will be reimbursed for your travel and temporary living expenses, in an amount not to exceed $5,000 per month, provided that you properly account for and submit appropriate supporting documentation with respect to all such expenses on a monthly basis. In addition, you will receive an allowance for relocation expenses (per the company’s established guidelines or those deemed appropriate by both parties), provided that you properly account for and submit appropriate supporting documentation with respect to all such expenses in a timely manner. You will commence your duties in Covington by October 1, 2012.

The Company agrees that upon the full execution of this Letter Agreement and the attached Confidentiality and Non-Competition Agreement, and upon approval of the Company’s Board of Directors, the Company shall issue to you pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”) (a) an option to purchase up to 250,000 shares of the Company’s Common Stock (“Initial Options”) and (b) an option to purchase up to 250,000 shares of the Company’s Common Stock (“Initial Incentive Options”). You will also receive at a future date when substantial additional responsibilities are added to your assigned tasks, including accepting the job of CEO, an option to purchase up to 250,000 shares of the Company’s outstanding Common Stock (“Future Options”). The strike price for Initial Options, Initial Incentive Options, and Future Options shall be the closing price as quoted on the NASDAQ market as of the date of the grant. The Initial Options and Initial Incentive Options shall be issued on September 25, 2012 or as soon as practicable thereafter. All options issued under the Plan will be issued as qualified options.

The Initial Options initially shall be unvested and shall vest 40% at the first anniversary of the grant date, and 20% on each of the next three anniversaries of the grant date. Notwithstanding the foregoing, in the event that Globalstar’s Common Stock trades above $2.50 per share for 10 consecutive trading days, the Initial Options shall immediately vest. The Initial Incentive Options shall initially be unvested and will vest 50% when, in any trailing 12 month period, gross revenue is greater than $125 million, and the remaining 50% will vest when, in any trailing 12 month period, gross revenue is greater than $160 million. For vesting purposes, and for purposes of the second paragraph of this letter agreement, gross revenue means all revenue recognized by the Company on a trailing 12 months’ basis, exclusive of revenue derived from extra-ordinary revenue sources such as gateway or spectrum sales or leasings, and other special and one-time revenue.

Notwithstanding the foregoing, Initial Options, Initial Incentive Options, and (when granted) Future Options shall immediately vest in full upon a “Change of Control” of the Company, and further subject to your continued employment by the Company as of the date of Change of Control.

The Company is an at-will employer, which means that, except as provided for below, your employment with the Company is for no specific period of time and may be terminated either by the Company or you at any time, with or without prior notice and with or without Cause.

Notwithstanding the foregoing, if you are terminated by the Company for any reason other than for Cause or as a result of a Change of Control, the Company shall continue, in accordance with its normal payroll practices and subject to applicable deductions and withholdings, to: (a) pay you for a period of 90 days an amount equal to the salary to which you would have been entitled if your employment had not been so terminated, and (b) provide you, for twelve months after termination, either through participation in Company plans or reimbursement for COBRA costs, with medical benefits consistent with programs in general effect from time to time for employees of the Company; provided that (i) you execute a release satisfactory to the Company and (ii) you continue, during the period when salary continuation payments are being made, to comply with the terms of this letter agreement and with the terms of the Confidentiality Agreement; provided, further, that you shall not be required to work as an officer or employee of the Company during the salary continuation period. Also notwithstanding the foregoing, if, in the event of a Change of Control, you resign or are terminated by the Company without Cause and within two (2) years after the Change of Control, then the Company shall continue for twelve (12) months after such resignation or termination, in accordance with its normal payroll practices and subject to applicable deductions and withholdings, to: (a) pay you an amount equal to the salary to which you would have been entitled if your employment had not been so resigned or terminated, together with the pro rata portion of your most recent annual bonus (by way of example only, and not by way of limitation, in the event your salary as of your termination date was $4,326.92 per week and your most recent annual bonus was $50,000, and the Company’s normal payroll practice is bi-weekly payments, you would receive on each pay date the aggregate sum of $10,576.92, adjusted for applicable deductions and withholdings) and (b) provide you, either through participation in Company plans or reimbursement for COBRA costs, with medical benefits consistent with programs in general effect from time to time for employees of the Company; provided in both instances that (i) you execute a release satisfactory to the Company and (ii) you continue for ninety (90) days to comply with the terms of this letter agreement and your Confidentiality Agreement; provided, further, that you shall not be required to work as an officer or employee of the Company during the salary continuation period. If you become entitled to compensation pursuant to clause (2) above, you shall not be entitled to compensation pursuant to clause (1) above.

For purposes of this letter agreement, (a) “Cause” shall mean: (i) dishonest, fraudu-lent or illegal conduct; (ii) misappropriation of the Company’s funds; (iii) conviction, or plea of guilty or no contest, of a felony; (iv) use of controlled substances or other addictive behavior; (v) unethical business conduct; (vi) breach of any statutory or common law duty to the Company; (vii) action that is prejudicial or injurious to the business or goodwill of the Company; (viii) a material breach of the terms of this letter agreement or of the Confidentiality Agreement; or (ix) material failure to perform your duties or to follow the instructions of Company or the CEO in the performance your duties; and (b) “Change of Control” has the meaning set forth in the Plan, which, for purposes of context, provides generally and in summarized form that a Change of Control includes (i) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, or (ii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; provided that notwithstanding the foregoing, a Change of Control shall not include any primary issuance of securities principally for capital raising purposes.

Commencing October 1, 2012, you will receive medical and other employment benefits consistent with programs in general effect from time to time for employees of the Company. You will receive, in accordance with the Company’s standard employment policies, initially three weeks of paid vacation each year, to be scheduled with the approval of the CEO taking into account the convenience of the Company.

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You will be reimbursed for all reasonable and necessary out-of-pocket expenses incurred in connection with your duties and in accordance with the Company’s policies provided that you properly account for and promptly submit appropriate supporting documentation with respect to all such expenses.

Nothing contained herein shall be interpreted or understood as altering your status as an employee at will. The Company may terminate your employment at any time and for any reason or for no reason whatsoever.

The enforceability and interpretation of this Agreement shall be determined according to the laws of the State of Louisiana, without regard to its choice or conflict of laws principles. Any suit regarding this Agreement must be brought in a court of competent jurisdiction in St. Tamanny Parish, Louisiana, which shall be the sole and exclusive venue for adjudicating disputes hereunder and to which jurisdiction and venue both parties agree to submit. In the event that any portion or provision of this letter agreement shall be deemed unenforceable by such a court of competent jurisdiction, then, notwithstanding the same, the remaining portions and provisions of this letter agreement shall be of full force and effect.

This letter agreement may be executed in multiple and separate counterparts, any of which taken together shall be deemed an original. The transmission by facsimile or PDF or other electronic means of a signed copy hereof by one party to the other shall have all of the same force and effect as would a document containing an original signature. Except for purposes otherwise expressly provided in this letter agreement, you shall be deemed to be an employee of the Company from the date that you sign this letter agreement and the Confidentiality Agreement, for example, for purposes of receiving qualified stock option grants as an employee.

Notwithstanding any other provision of this Agreement, to the extent applicable, this Agreement is intended to comply and shall be construed to comply with Section 409A of the United States Internal Revenue Code. To the extent any provision of this Agreement is contrary to or fails to address the requirements of Section 409A, this Agreement shall be construed and administered as necessary to comply with such requirements.

Upon signing and delivering to the Company both this letter and the Confidentiality Agreement, such documents shall constitute the entire agreement between you and the Company with respect to their subject-matter and all things related thereto and supersede and replace all prior contracts, agreements, and understandings between you and Globalstar, Inc., and may only be amended or modified by a written instrument signed by you and the Chief Executive Officer of the Company.

Sincerely,

/s/ James Monroe III
James Monroe III
Chief Executive Officer

Attachment: Confidentiality and Non-Competition Agreement

[Employee’s Signature on Following Page]

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I have read and understand the terms of the offer set out above. As indicated by my signature below, I accept this employment offer as outlined above. No further commitments were made to me as a condition of employment.

/s/ Frank Bell	Date: September 25, 2012
Frank Bell

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CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS AGREEMENT (“Agreement”) is between Frank Bell, an individual Florida resident (hereafter “Employee”), and Globalstar, Inc. (and its affiliates), a Delaware corporation having its principal offices in Covington, Louisiana (hereafter the “Company”).

WITNESSETH:

WHEREAS, the Company has offered to employ Employee and Employee has accepted employment under terms and conditions set forth in that certain letter agreement to which this Agreement is attached (the “Employment Agreement”), conditioned upon Employee’s entering into this Agreement; and,

WHEREAS, during and by virtue of the employment, the Company will entrust Employee with confidential proprietary information specifically to include satellite wireless technologies and business strategies of the Company, will introduce Employee to its clients and will assist Employee to establish and foster relationships with its existing and prospective clients; and,

WHEREAS, Employee and the Company agree that Employee’s unauthorized use, disclosure or exploitation of the Company’s confidential information and client relationships could cause material and irreparable harm to the Company, such that the following protections against unfair competition and disclosure of confidential information are reasonable and necessary to the preservation of the Company’s business and goodwill.

NOW, THEREFORE, in consideration of the Company entering into the Employment Agreement with Employee, and intending to be legally bound, the parties agree as follows:

1. Definitions. The following terms shall have the stated meaning, whenever used in this Agreement:

a. Confidential Information. The term “Confidential Information” means and includes any materials or information (whether in written, printed, graphic, video, audio, electronically stored, disk or other format) that relates to the business of the Company. Without limiting the generality of the term as just stated, it includes existing and planned products (including software designs, concepts, documentation, and specific items of object or source code), methods of operation, processes, marketing activities, business expansion or divestiture plans; client lists; client/vendor databases and information files; the identities of key personnel and the requirements of the Company’s clients; costs, pricing, profit margins, and similar financial data; the identities, special skills and compensation arrangements of the Company’s key employees and consultants; business plans and strategies; financing arrangements; research and development data; engineering studies and related support data; theories of application or methodologies; the identities of network engineers, software developers, network implementation specialists and other personnel whom the Company has recruited or identified for assignments to clients on a contract basis; and any other non-public information relating to the business and affairs of the Company, if the disclosure or use of such information would tend to adversely affect the Company or its competitive advantage. Confidential Information includes information or materials developed or acquired by Employee, alone or in concert with others, and also includes drafts, works-in-process, duplicates or reproductions of such information. Confidential Information also includes information provided to the Company or Employee by a client that is designated or regarded by the client as confidential.

b. Competitive Business Activities. The term “Competitive Business Activities” means the direct or indirect ownership of controlling equity interest in any business or entity that competes with the business of the Company, or the provision of any services that are competitive with the business of the Company as conducted or as proposed to be conducted, including without limitation the design, planning, integration, management, implementation, troubleshooting, administrative, operations, recruiting, consulting, or any other services for, a satellite wireless voice and data service provider.

c. Inventions. The term “Inventions” means all ideas, innovations, improvements, creations, discoveries, developments, concepts and designs (whether or not patentable) and all computer programs, literary works, publications, audio/visual works, photographs, drawings, designs or other works (whether or not copyrightable) which relate to the business in which the Company is engaged or plans to engage and which were created or conceived by Employee, alone or in concert with others, while employed as a Employee of the Company, regardless of whether they were created or conceived during business hours or at the Company’s premises. The term does not include any invention that Employee developed entirely on his own time without using the Company’s equipment, supplies, facilities or trade secrets and which does not relate to the Company’s business (existing or planned) and does not result from any work performed by or for the Company. Also, the term does include any invention that Employee developed prior to beginning employment with the Company.

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d. The Company. The term “Company” means Globalstar, Inc., a Delaware corporation, as well as its affiliates, their successors and assigns. For the purposes of this Agreement, “affiliates” of the Company include any wireless voice and data service provider in which Globalstar, Inc. or Jay Monroe beneficially owns at least twenty-five percent (25%) or which operates under the trade name “Globalstar”.

2. Duty of Loyalty to Company. Employee acknowledges and agrees that, while employed by Company, he owes an absolute and undivided duty of loyalty and good faith to the Company and that he will take no action, regardless of whether expressly prohibited herein, which would be contrary to or in derogation of this duty of loyalty. By way of example, Employee agrees that he will not:

a. make any statement or perform any act that in any way will or may injure the Company in its relationship and dealings with any existing or prospective clients, suppliers or creditors for the purpose of advancing Employee’s own interests or those of a competitor (as defined herein);

b. do any act, or solicit or encourage another employee to do any act, that is disloyal to the Company or inconsistent with the Company’s best interests or the terms of this Agreement; or

c. discuss with or recommend to any existing or potential client, supplier or creditor of the Company the use of services provided by a competitor rather than those provided by the Company.

3. Non-Competition. Except as the period in this section 3 may be shortened in the Employment Agreement, Employee covenants and agrees that while employed by the Company and for a period of one (1) year after termination of such employment, whether the termination is voluntary or involuntary and regardless of the reason therefore, Employee will not engage in any of the following activities (any and all, each a “Competitive Business Activity”):

a. provide services as an employee, consultant or independent contractor for any entity, other than an affiliate of the Company, which is or plans to become engaged in any Competitive Business Activity within any market in which Employee provided services during employment by the Company or in which Company or its affiliates operates, or has plans to operate within one year of termination of Employee’s employment with Company;

b. establish or acquire any ownership or financial interest in any entity, other than an affiliate of the Company, which is or plans to become, in whole or in part, engaged in any Competitive Business Activity within any market in which Employee provided services during employment by the Company or in which Company or its affiliates operates, or has plans to operate within one year of termination of Employee’s employment with Company; except that, this provision will not be violated by Employee’s ownership of less than one percent of the stock of a publicly traded corporation;

c. solicit or induce, or attempt to solicit or induce, any client or prospective client of the Company to purchase competitive products or services from a source other than the Company or to cease doing business with the Company; or

d. solicit or induce, or attempt to solicit or induce, any employee or consultant of the Company to terminate an existing business relationship with the Company or to become employed by another person or entity which is engaged in any Competitive Business Activity within any market in which Employee provided services during employment by the Company or in which Company has plans to operate within one year of termination of Employee’s employment with Company; or

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For the purposes of this Section 3, Employee shall be deemed to have provided services during employment by the Company in any market in which Company or its subsidiaries operated during Employee’s employment by the Company. No provision of this Agreement shall be construed as prohibiting Employee from serving on the boards of companies or non-profit organizations, so long as (i) during the period of his employment by the Company, such board positions are not detrimental to the Company and duties are performed in a manner that does not prevent Employee from reasonably devoting his full time and energy to the business of the Company, and (ii) Employee does not violate Sections 4 or 5 below in the performance of such duties.

It is agreed that, if any of the foregoing restrictions are found by a Court to be overly broad in duration or territorial scope, or otherwise unreasonable, the Court shall have the authority to reform the agreement and to enforce the restrictions to the fullest extent found by the Court to be reasonable in light of all of the circumstances. If a part of this section is found to be invalid or unenforceable for any reason, the remaining part shall not be void, but shall remain in effect and shall be fully enforceable without regard to those portions found to be invalid. It is further agreed that, should Employee be found to have violated these restrictions, the one-year period shall be extended by any length of time during which Employee was in violation hereof, including any time during which litigation was pending to establish Employee’s violation.

4. Non-Disclosure of Confidential Information. Employee agrees to hold and safeguard for the benefit of the Company all Confidential Information. Employee will not, without the prior written consent of the Chief Executive Officer of the Company, during the term hereof or thereafter, misappropriate, use for his own advantage, disclose or otherwise make available Confidential Information to any person, except in the good faith performance of Employee’s job duties while employed by the Company to persons having a need to know such information for the benefit of the Company or its business.

Before disclosing Confidential Information under the compulsion of legal process, Employee agrees to give prompt notice to the Company of the fact that he has been served with legal process which may require the disclosure of Confidential Information. The notice will be given within sufficient time before disclosure to permit the Company to intervene in the matter or to take such other action as may be necessary to protect its interests and rights in its Confidential Information.

Upon termination of Employee’s employment, Employee agrees immediately to return to the Company all Confidential Information in his possession or under his control. Employee agrees that he will not retain any copies or reproductions of Confidential Information.

5. Trade Secrets. Employee acknowledges and agrees that the names, addresses, buying habits and special needs of the Company’s customers and all other Confidential Information relating to those customers are provided in confidence and constitute trade secrets of the Company and that the sale or unauthorized use or disclosure of any of the Company’s trade secrets obtained by Employee during his employment with the Company constitutes unfair competition.

6. Ownership of Inventions. All Inventions are the property of the Company, and may be used, assigned, sold, patented or applied by the Company without the approval of Employee or the payment of additional consideration.

Employee hereby assigns to the Company his entire right, title and interest in and to all Inventions, and same shall, to the fullest extent possible, be considered work made by Employee for hire for the Company within the meaning of Title 17 of the United States Code. During or after the employment, Employee agrees, upon request, to execute all documents necessary to evidence or effectuate such assignment; and further, to promptly and fully assist the Company in every lawful way, without additional compensation, but at the Company’s expense, to obtain for the benefit of the Company any patents, copyrights or other legal protection for such Inventions, including assisting in the preparation and filing of patent and copyright applications, giving testimony in legal proceedings and execution of all necessary documentation relating to obtaining, securing, defending and renewing such patents and copyrights.

7. Disclosure to Prospective Employers. Employee agrees that he will, before accepting any offer of employment as an employee or consultant of any entity which is employed or plans to engage in a Competitive Business Activity, make full disclosure of the existence and contents of this Agreement to such prospective employer.

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8. Employee’s Representations and Warranties. Employee represents and warrants that (i) his employment by the Company and the performance of his expected duties will not cause Employee to violate the terms of any agreement with any former employer or other entity; (ii) Employee has not and will not use or misappropriate any confidential information of a former employer or entity to whom Employee provided services in the course of the performance of his duties with the Company; and (iii) the post-termination restrictions contained herein are reasonable and necessary to protect the interests of the Company and will not unduly impair or impede Employee’s ability to support himself and any dependents.

9. Remedies for Breach. Because the services to be performed by Employee hereunder are of a special, unique, unusual, confidential, extraordinary and intellectual character which character renders such services unique and because Employee will acquire by reason of his employment and association with the Company an extensive knowledge of the Company’s trade secrets, customers, procedures, and other confidential information, the parties hereto recognize and acknowledge that, in the event of a breach or threat of breach by Employee of any of the terms and provisions contained in Section 3 of this Agreement, monetary damages alone to the Company would not be an adequate remedy for a breach of any of such terms and provisions. Therefore, it is agreed that in the event of a beach or threat of a breach of any of the provisions of Section 3 of this Agreement by Employee, the Company shall be entitled to an immediate injunction from any court of competent jurisdiction restraining Employee, as well as any third parties including successor employers of Employee whose joinder may be necessary to effect full and complete relief, from committing or continuing to commit a breach of such provisions without the showing or proving of actual damages. Any preliminary injunction or restraining order shall continue in full force and effect until any and all disputes between the parties to such injunction or order regarding this Agreement have been finally resolved. Employee hereby agrees to pay all costs of suit incurred by the Company, including but not limited to reasonable attorneys’ fees, in obtaining any such injunction or order. Employee hereby waives any right he may have to require the Company to post a bond or other security with respect to obtaining or continuing any such injunction or temporary restraining order and, further, hereby releases the Company, its officers, directors, employees and agents from and waives any claim for damages against them which he might have with respect to the Company obtaining in good faith any injunctions or restraining order pursuant to this Agreement.

10. Governing Law. The enforceability and interpretation of this Agreement shall be determined according to the laws of the State of Louisiana, without regard to its choice or conflict of laws principles. Any suit regarding this Agreement must be brought in a court of competent jurisdiction in St. Tammany Parish, Louisiana, which shall be the sole and exclusive venue for adjudicating disputes hereunder and to which jurisdiction and venue both parties agree to submit.

11. General. This Agreement will be enforceable by, and shall inure to the benefit of, the Company, its successors and assigns. The Agreement may be assigned by the Company to any successor without Employee’s consent and shall be deemed to have been assigned without the necessity of a separate written assignment. The failure or refusal of the Company to enforce this Agreement or to assert a violation hereof in a particular situation shall not be, and shall not be regarded as, a waiver of any other or subsequent breach by Employee of the same or any other provision of this Agreement. Nothing herein shall be construed more strongly against or more favorably toward either party by reason of either party having drafted this Agreement or any portion hereof this Agreement may not be modified, amended or terminated orally, but only by a written agreement which is signed by the Chief Executive Officer of the Company and by the Employee. Employee acknowledges that he has read and understands each and every provision of this Agreement and has had the opportunity to review the Agreement with his own counsel. Employee acknowledges violation of this Agreement during employment will constitute a material breach by Employee under the Employment Agreement.

12. Ancillary Nature of Agreement. Employee conclusively stipulates and agrees that this Agreement (including but not limited to the covenants set forth in Section 3 hereof) is ancillary to and executed in connection with the Employment Agreement and that the Employment Agreement constitutes an “otherwise enforceable agreement”. Employee further conclusively stipulates and agrees that the primary purpose of the agreement to which this Agreement is ancillary is the employment of Employee by the Company. The foregoing notwithstanding, in the event of an irreconcilable conflict between the Employment Agreement and this Agreement, the terms of this Agreement shall prevail.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the 25th day of September, 2012.

GLOBALSTAR, INC.

By: /s/ James Monroe III
James Monroe III
Chief Executive Officer

EMPLOYEE:

/s/ Frank Bell
Frank Bell

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